Exhibit 2.1













                              ACQUISITION AGREEMENT




                                 BY AND BETWEEN
                LA FERN, INC. D/B/A/ LEISURE LINK INTERNATIONAL,
                                     AS LFI,

                                       AND

                      ALL OF THE HOLDERS OF LFI INTERESTS,
                                   AS HOLDER,


                                       AND

                     ONLINE VACATION CENTER HOLDINGS CORP.,
                                    AS ONVC.


                          DATED AS OF OCTOBER 3, 2006.



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                              ACQUISITION AGREEMENT

         THIS ACQUISITION AGREEMENT (the "Agreement"), dated as of October 3, 2006, is made by ONLINE VACATION CENTER HOLDINGS CORP., a Florida corporation ("ONVC"), LA FERN, INC. D/B/A/ LEISURE LINK INTERNATIONAL, a Florida corporation ("LFI"), and LAWRENCE FISHKIN, a Florida resident and the owner of all of the ownership interests of LFI (the "Holder").

         FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which is hereby acknowledged, Holder desires to sell, and ONVC desires to acquire, all of the issued and outstanding ownership interests of LFI (the "LFI Interests") for the consideration and on the terms set forth in this Agreement and the parties, intending to be legally bound, hereby agree as follows:

                 1. SALE AND TRANSFER OF LFI INTERESTS; CLOSING

1.1      LFI INTERESTS.

         Subject to the terms and conditions of this Agreement, at the Closing, Holder will sell and transfer the LFI Interests to ONVC, and ONVC will acquire the LFI Interests from Holder.

1.2      CONSIDERATION.

    (a) The total consideration (the "Consideration") for the LFI Interests will be equal to: $ 400,000

    (b) The Consideration shall be paid as follows:

               $25,000 Cash by wire transfer or check; and

               $375,000 Convertible Note (the "Note"), bearing interest at 6% per annum, with principal payable at maturity of October 1, 2009 and interest payable semi-annually on April 1, 2007 and on each April 1 and October 1 thereafter. The Note may not be prepaid and shall be convertible at the election of Holder prior to maturity into 187,500 Shares of ONVC Common Stock at a conversion price equal to $2.00 per share.

    (c) The Consideration shall be adjusted, if necessary, as required pursuant to Section 3.1(d) hereof.

    (d) Further, after Closing, Holder shall be paid an amount equal to 75% of the total "commission overrides" actually received by LFI for travel originated by LFI and taken in calendar year 2006, such amount to be payable to Holder by corporate check within 10 days after receipt and reconciliation of such "commission overrides" by LFI.

1.3      CLOSING

         The acquisition and sale (the "Closing") provided for in this Agreement will take place at the offices of Tripp Scott, P.A., 110 Southeast 6th Street, 15th Floor, Fort Lauderdale, FL 33301, at 10:00 a.m. (local time) on October 3, 2006, or at such other time and place as the parties may agree.

1.4      ESCROW  AND CLOSING OBLIGATIONS

         Holder has indicated his acceptance of this Agreement by the execution and delivery in escrow to LFI of his applicable Transfer Power. Such Transfer Power shall be released from escrow upon payment of the Consideration to Holder as set forth in the Acceptance and Transfer Power and no further action,
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consent, approval or direction shall be required of Holder in connection therewith. The Transfer Power shall be cancelled at the written request of Holder at any time after October 3, 2006 if the Consideration has not been paid or if this Agreement has been terminated prior to such date. At the Closing, ONVC will have received the Closing Deliverables as described in Exhibit A attached hereto, all in form and substance reasonably satisfactory to ONVC.

1.5      TAX MATTERS

         Holder and LFI further represent and warrant that all (a) tax returns due to be filed on or before Closing have been accurately and timely filed, (b) all taxes due and payable on or before Closing have been paid, and (c) for any periods for which tax returns are not yet due, or for which all taxes have not yet been paid, LFI has accurately and properly accrued on the books, records and financial statements of LFI liabilities or reserves reflecting the taxes due from LFI for such periods, except as follows:

         (1) Holder and LFI represent and warrant that LFI has elected to file its federal income tax returns as a "Subchapter S Corporation" and therefore no federal or state income taxes are payable by LFI nor are any federal or state income tax accruals, reserve or payments reflected on the books, records or financial statements of LF.
         (2) Holder will prepare and timely file "short-period" federal and state income tax returns for the "short-period" ended as of the date of Closing and Holder will be responsible for, and will pay when due, any and all taxes, interest, penalties preparation, audit or other expenses or costs in connection therewith. Holder shall provide a copy of these "short-period" tax returns to ONVC together with the work papers and schedules utilized in their preparation.
         (3) For clarification, all expenses incurred by LFI prior to the date of Closing, including, but not limited to, expenses associated with (A) the transactions contemplated by this Agreement, and (B) payments of compensation to employees and other service providers, shall be paid by Holder and, to the extent so paid, shall be expenses of LFI reflected on the "short-period' tax returns.
         (4) Neither Holder, ONVC nor LFI shall file an amended tax return with respect to any and all taxable periods, or portions thereof (including the "short-period"), ending on or before the Closing Date, without the prior written consent of Holder, ONVC and LFI; except that such consents shall not be required for any amendment filed in connection with any requirement or finding of any audit by a governmental entity of the tax return to which the amendment relates. Holder shall indemnify ONVC and LFI for any liability, cost or expense ONVC or LFI incurs as a result of any such amendment filed in accordance with the terms hereof.

For purposes hereof, "taxes" shall mean all federal, state, local, foreign and other governmental net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

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                       2. REPRESENTATIONS AND WARRANTIES

2.1      REPRESENTATIONS AND WARRANTIES OF HOLDER AND LFI

         Holder and LFI each hereby represents and warrants to ONVC as follows:

(a) Ownership. Holder is and will be on the Closing Date the record and beneficial owners and holders of the LFI Interests, free and clear of any and all liens or encumbrances. Holder owns the number of the LFI Interests set forth on the Acceptance and Transfer Powers attached hereto, which represents 100% of the outstanding equity and other securities of LFI. There are no agreements, rights, claims or obligations relating to the issuance, sale, or transfer of any equity or other securities of LFI. LFI has no subsidiaries.

(b) Authorization. Holder is an individual. LFI is a corporation duly organized and in good standing under the laws of the State in which it was formed and is duly qualified and in good standing in each jurisdiction in which it conducts business or owns property. Holder and LFI each has full right, power and authority to execute and deliver the Holder Documents (as defined below), to perform its obligations therein and to consummate all of the transactions contemplated thereby.

(c) Documents. Holder and LFI each has, or before Closing will have, approved the sale of the LFI Interests, this Acquisition Agreement and the transactions contemplated hereby, and approved, executed and delivered this Acquisition Agreement and certain agreements, instruments to be executed and delivered by each of Holder and LFI in connection herewith (collectively, the "Holder Documents") and each of the Holder Documents, when executed by Holder or LFI, shall be the legal valid and binding obligation of each of Holder and LFI in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights heretofore or hereafter enacted to the extent constitutionally applicable and subject to the exercise of judicial discretion in appropriate cases.

(d) No Default. Neither Holder nor LFI, nor any vendor or party in contract with LFI, is in violation of any provision of, or in default under, LFI's articles of incorporation or by-laws, or any indenture, mortgagee, deed of trust, indebtedness, agreement, judgment, decree, order, statute, rule or regulation affecting the LFI Interests or to which LFI is a party or by which LFI or its property is subject or bound and further, the execution and delivery of the Holder Documents, the performance of the obligations therein and the consummation of the transactions contemplated thereby will not result in a violation thereof, or a default thereunder.

(e) No Approvals. Neither Holder nor LFI is required to obtain the approval, authorization, consent or any other order of any public or private entity, person, board or body in connection with the transactions contemplated by the Holder Documents, except as set forth in Section 3.1(e) hereof.

(f) Financial Statements. The unaudited financial statements and other information of LFI, copies of which have been, or prior to Closing will have been, provided to ONVC, are true and correct in all material respects.

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(g)      No Material Adverse Change. From the date of the last financial statements to the date hereof, there has not been, and through the date of Closing, there will not have been any change that would materially and adversely affect the financial position or results of operation of LFI, except for such changes that are a result of industry changes generally or general economic conditions, or their ability to consummate the transactions contemplated hereby, or that should be disclosed to ONVC in order to make any statements or information furnished to ONVC, in light of the circumstances under which they were made, not misleading, which has not been, or prior to Closing, will not have been, disclosed in writing to ONVC.

(h) No Undisclosed Liabilities. There is no account, note, lease, tax, environmental liability, fine, penalty, civil or criminal action, filing, liability, obligation, lien, encumbrance, restriction or other duty affecting LFI or the LFI Interests (nor is there any reasonable basis, circumstance or fact that might give rise thereto), whether realized or contingent, pending or threatened, as of the date hereof or as of the date of Closing, which has not been, or prior to Closing, will not have been, disclosed in writing to ONVC.

(i) No Litigation. There is no action, suit, proceeding or investigation at law or in equity, before or by any court, public board or body, realized or contingent, pending or threatened, known, against or affecting LFI or the LFI interests) (nor is there any reasonable basis, circumstance or fact therefore) as of the date hereof, or as of the date of Closing, which has not been, or prior to Closing, will not have been, disclosed in writing to ONVC.

(j) Ordinary Course of Business. Since January 1, 2005, LFI has conducted its business in the ordinary course of business consistent with the past practices of LFI.

(k) Brokers or Finders. Neither Holder nor LFI or their officers or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, except Innovative Travel Acquisitions whose fees and expenses shall be paid directly by Holder. Holder will indemnify and hold ONVC harmless from any such payment alleged to be due by or through Holder or LFI as a result of the action of Holder or LFI or their officers or agents.

(l) Securities Representations. Holder hereby represents and warrants to Company as follows: (1) Holder is an "Accredited investor", as such term is defined in Rule 501(a) to the Securities Act of 1933, as amended (the "Securities Act"); (2) Holder's address as set forth on the Transfer Power is Holder's true and correct residence and Holder has no present intention of becoming a resident of any other state or jurisdiction; (3) the Note and the Conversion Shares, if converted, are being acquired solely for Holder's own account, for investment, and are not being purchased with a view to or for the resale, distribution, subdivision, or fractionalization thereof and Holder has no present plans to enter into any contract, undertaking, agreement, or arrangement relating thereto; (4) Holder understands that neither the Note nor any Conversion Shares have been or will be registered under the Securities Act, that Holder has no rights to require that the Note or any Conversion Shares be registered under the Securities Act or any state securities or blue sky laws; that Holder may have to hold the Note or any Conversion Shares for a substantial period of time and that it may not be possible for Holder to liquidate Holder's investment in Company; and that in any event the Note and the Conversion Shares may

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         not be assigned, transferred, pledged, or otherwise sold or offered for sale except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act, the availability of which must be established by Holder to the satisfaction of Company; and in replacement or exchange therefore, are to bear a restrictive legend to this effect; (5) Holder is acquiring the Note without being furnished any offering literature or prospectus, but Holder has been granted, and is relying upon, Holder's personal discussions, investigations and due diligence of Company and its officers; (6) Holder has such knowledge and experience in business and financial matters that Holder is capable of evaluating the business and financial matters of Company and the risks and merits relating thereto; (7) that there has never been any representation, guarantee, or warranty made to Holder by any broker, Company, its agents or employees, or any other person, expressly or by implication, as to any gain or profit to be derived from, or the approximate or exact length of time that Holder may be required to remain an owner of, the Note or the Conversion Shares, or as to any other matter not expressly contained herein.

2.2      REPRESENTATIONS AND WARRANTIES OF ONVC

         ONVC hereby represents and warrants to Holder as follows:

(a) Authorization. ONVC is duly organized, validly existing, and in good standing under the laws of the State in which it was formed. ONVC has full right, power and authority to execute and deliver the ONVC Documents (as defined below), to perform its obligations therein and to consummate all of the transactions contemplated thereby.

(b) Documents. ONVC has, or before Closing will have, approved the sale of the LFI Interests, this Acquisition Agreement and the transactions contemplated hereby, and approved, executed and delivered this Acquisition Agreement and certain agreements, instruments to be executed and delivered by ONVC in connection herewith (collectively, the "ONVC Documents") and each of the ONVC Documents, when executed by ONVC, shall be the legal valid and binding obligation of ONVC in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights heretofore or hereafter enacted to the extent constitutionally applicable and subject to the exercise of judicial discretion in appropriate cases.

(c) No Default. ONVC is not in violation of any provision of, or in default under, and the execution and delivery of the ONVC Documents, the performance of the obligations therein and the consummation of the transactions contemplated thereby will not result in a violation of, or default under, the any of the ONVC's articles of incorporation, by-laws or any indenture, mortgagee, deed of trust, indebtedness, agreement, judgment, decree, order, statute, rule or regulation to which ONVC is a party or by which ONVC or its property is subject or bound.

(d) No Approvals. ONVC is not required to obtain the approval, authorization, consent or any other order of any public or private entity, person, board or body in connection with the transactions contemplated by the ONVC Documents, except as set forth in Section 3.2(a) hereof.

(e) Investment Intent. ONVC is acquiring the LFI Interests for its own account and not with a view to their distribution within the meaning of
         Section 2(11) of the Securities Act of 1933.

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(f)      Brokers or Finders. Neither ONVC nor its officers or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and ONVC will indemnify and hold Holder harmless from any such payment alleged to be due by or through ONVC as a result of the action of ONVC or its officers or agents.

                         3. COVENANTS PRIOR TO CLOSING

3.1      COVENANTS OF HOLDER AND LFI

(a) Access and Investigation. LFI will (1) afford ONVC and its representatives full and free access, during normal business hours, to its personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (2) furnish ONVC with copies of all such contracts, books and records, and other existing documents and data as ONVC may reasonably request, and (3) furnish ONVC with such additional financial, operating, and other data and information as ONVC may reasonably request.

(b) Due Diligence. Each of Holder and LFI shall cooperate with ONVC in the conduct of its due diligence and shall furnish, at a minimum, the information, documents and other items set forth in Exhibit B attached hereto.

(c) Audit. LFI acknowledges that ONVC, as a publicly traded company, will need audited financial statements of LFI. ONVC, at its expense, will cause its accountants to conduct an audit of LFI and to issue audited financial statements as diligently possible. Holder and LFI (and any LFI subsidiaries, if any) will assist and provide ONVC and its auditors access to conduct such audit and such further due diligence in connection therewith as ONVC may require. Holder, LFI and ONVC each acknowledge and agree that such audit may be completed after the Closing.

(d) Operation of LFI. LFI will: (1) conduct its business only in the ordinary course of business and not take, or fail or choose not to take, any action in contemplation of the transactions contemplated hereby or other than in the ordinary course of business consistent with its past practices; (b) use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers, employees, and agents, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it; (3) confer with ONVC concerning operational or any other matters of a material nature; and (4) otherwise report periodically to ONVC concerning the status of its business, operations, and finances. Further, LFI will NOT: (1) enter into, amend, modify, extend, terminate or permit to expire (a) any agreement that involves more than $25,000 or exceeds one year ,or (b) any compensation agreements, benefit plans or insurance policies, or (2) dispose of any assets, issue any securities or rights with respect to securities, or declare or pay any bonuses, dividends or distributions;

              EXCEPT LFI, prior to closing, may distribute or dividend cash, shall pay or satisfy all shareholder loans and, if necessary, shall pay or satisfy other liabilities, all in aggregate amounts sufficient to cause, immediately thereafter and at closing, the book value of assets of LFI to equal or exceed the book value of liabilities of LFI, all as determined in accordance with generally
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              accepted accounting principles consistently applied (if not, the
              Consideration shall be reduced by any deficiency therein). LFI, ONVC and Holder each acknowledge and agree that any deficiency determined after the Closing as a result of the conclusion of the audit shall be deducted from the principal balance of the Note retroactively back to the date of Closing and Holder shall, upon written request from ONVC, return the Note (or, if not received within 20 days, ONVC may cancel such Note) and, upon receipt thereof, ONVC shall issue a new Note for the principal balance less the deficiency to be deducted hereunder. In lieu of any deduction from the principal balance of the Note, Holder may elect to pay cash in satisfaction of any deficiency, which cash shall be paid within 15 days of written notice of such deficiency. LFI, ONVC and Holder each acknowledge and agree that any excess of assets over liabilities determined after Closing as a result of the audit will be paid in cash to Holder within 15 days after the receipt of the final audit report. Holder may review or question auditors as to audit findings and results but the determinations of the auditors shall be final. Each of LFI, ONVC and Holder acknowledge and agree that commissions payable on bookings not yet traveled shall be the responsibility and obligation of ONVC and LFI, not Holder.

(e) Required Approvals. As promptly as practicable after the date of this Agreement, each of Holder and LFI will:

         (1) seek and obtain the approval of these transactions by Holder and LFI's Board of Director(s) and, shareholders,

         (2) make all filings, if any, required by applicable law to be made by them in connection with these transactions, and

         (3) cooperate with ONVC with respect to all filings, if any, that ONVC elects, or is required by any applicable law, to make in connection with these transactions.

(f) Notifications Each of Holder and LFI will promptly notify ONVC in writing if Holder or LFI becomes aware of (1) any fact or condition that causes or constitutes a breach of Holder's or LFI's representations, warranties or covenants as of the date of this Agreement or as of the date of Closing as if made as of the date of Closing, or (2) any fact or condition that should be disclosed to ONVC in order to make any statements or information furnished to ONVC, in light of the circumstances under which they were made, not misleading.

(g) Exclusive Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 5.1 hereof, none of Holder nor LFI will directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity (other than ONVC) relating to any transaction involving any sale of the LFI Interests, any sale of any of the businesses, assets or equity or other securities of LFI, or any merger, consolidation, business combination, or similar transaction involving LFI.

(h) Reasonable Commercial Efforts. Each of Holder and LFI will use their reasonable commercial efforts to cause the conditions in Article 4 hereof to be satisfied.

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3.2      COVENANTS OF ONVC

(a) Required Approvals. As promptly as practicable after the date of this Agreement, ONVC will:

         (1) seek and obtain the approval of these transactions by ONVC's Board of Directors and, if required, shareholders,

         (2) make all filings, if any, required by applicable law to be made by it in connection with these transactions, and

         (3) cooperate with Holder and LFI with respect to all filings, if any, that any of Holder or LFI is required by any applicable law to make in connection with these transactions;

         provided that this Agreement will not require ONVC to dispose of or make any change in any portion of its business or to incur any other burden to obtain any approval or governmental authorization.

(b) Notifications. ONVC will promptly notify Holder and LFI in writing if ONVC becomes aware of any fact or condition that causes or constitutes a breach of ONVC's representations, warranties or covenants as of the date of this Agreement or as of the date of Closing as if made as of the date of Closing.

(c) Reasonable Commercial Efforts. ONVC will use its reasonable commercial efforts to cause the conditions in Article 4 hereof to be satisfied.

                       4. CONDITIONS PRECEDENT TO CLOSING

4.1      CONDITIONS PRECEDENT TO HOLDER'S AND LFI'S OBLIGATION TO CLOSE

         Holder's and LFI's obligation to sell the LFI Interests and to take the other actions required to be taken by Holder and LFI at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Holder or LFI, in whole or in part):

(a) Representations. Each of the representations and warranties made by ONVC herein and in the Holder Documents is true and correct in all material respects as of the date hereof and as of the date of Closing as if made on the date of Closing.

(b) Conditions. Each of the conditions required for the execution and delivery of the ONVC Documents, including, without limitation those required herein, has been fulfilled or waived to the satisfaction of Holder, LFI and all parties thereto.

(c) ONVC's Performance. Each and every covenant and obligation of ONVC hereunder required to be performed or complied with at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), has been duly performed and complied with in all material respects.

(d) Closing Deliverables. Each of the Closing Deliverables listed in Exhibit A attached hereto has been delivered to the satisfaction of Holder and LFI, including the approvals required in Sections 3.1(e) and 3.2(a) hereof.

(e) Ancillary Agreements. Larry Fishkin and Jason Schreir shall have entered into consulting and non-compete agreements with ONVC in form and substance satisfactory to Holder and LFI.

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4.2      CONDITIONS PRECEDENT TO ONVC'S OBLIGATION TO CLOSE

         ONVC's obligation to acquire the LFI Interests and to take the other actions required to be taken by ONVC at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by ONVC, in whole or in part):

(a) Representations. Each of the representations and warranties made by each of Holder and LFI herein and in the Holder Documents is true and correct in all material respects as of the date hereof and as of the date of Closing as if made on the date of Closing.

(b) Conditions. Each of the conditions required for the execution and delivery of the Holder Documents, including, without limitation those required herein, has been fulfilled or waived to the satisfaction of ONVC and all parties thereto.

(c) Holder's Performance. Each and every covenant and obligation of each of Holder and LFI hereunder required to be performed or complied with at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), has been duly performed and complied with in all material respects.

(d) Due Diligence. ONVC shall have concluded its due diligence and the audit of the LFI financial statements and the results thereof shall be satisfactory to ONVC in its sole discretion; provided, however, ONVC may elect to conclude the audit after the Closing thereby waiving such condition in reliance upon any adjustments as required by Section 3.1(d) hereof.

(e) Closing Deliverables. Each of the Closing Deliverables listed in Exhibit A attached hereto has been delivered to the satisfaction of ONVC, including the approvals required in Sections 3.1(e) and 3.2(a) hereof.

(f) Ancillary Agreements. Larry Fishkin and Jason Schreir shall have entered into consulting and non-compete agreements with ONVC in form and substance satisfactory to ONVC.

                                 5. TERMINATION

5.1      TERMINATION EVENTS

         This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)      by mutual consent of ONVC and Holder;

(b) by either ONVC or Holder if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived, provided that the breaching party has received 20 days prior written notice of such breach and such breach has not been corrected within such 20 day period;

(c) by Holder or ONVC if any of the conditions in Section 4.1 and 4.2, respectively, has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of ONVC to comply with its obligations under this Agreement) and ONVC, or Holder as the case may be, has not waived such condition on or before the Closing Date; or

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(d)      by either ONVC or Holder if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply with its obligations under this Agreement) on or before October 3, 2006, or such later date as the parties may agree.

5.2      EFFECT OF TERMINATION

         Each party's right of termination under Section 5.1 hereof is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 5.1 hereof, all further obligations of the parties under this Agreement will terminate, except that the obligations in Article VI and Sections 7.1 and 7.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                          6. INDEMNIFICATION; REMEDIES

6.1      SURVIVAL; INDEMNIFICATION AFFECTED BY KNOWLEDGE

         All representations, warranties, covenants, and obligations in this Agreement, the Holder Documents and the ONVC Documents will survive the Closing for a period of eighteen (18) months. Notwithstanding any provision contained herein to the contrary, no Indemnified Person (as defined herein) shall be entitled to indemnification hereunder with respect to a breach by Holder or LFI of any representation or warranty made in this Agreement or any other Holder Document that such Indemnified Person had knowledge of on the date of this Agreement. Each of Holder, LFI and ONVC represent that they have no knowledge of any such breach as of the date hereof. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

6.2      INDEMNIFICATION BY HOLDER

         From and after Closing, Holder will indemnify and hold harmless ONVC, LFI, and their respective representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (excluding incidental, punitive, consequential, exemplary and other similar damages) or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with: (a) any breach of any representation, warranty or covenant made by Holder or LFI in this Agreement or in any other Holder Document, whether such breach is as of the date hereof or as of the date of Closing as if made on the date of Closing; or (b) any action or omission by, or any product shipped or manufactured by, or any services provided by, LFI prior to the date of Closing.
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
6.3      INDEMNIFICATION BY ONVC

         ONVC will indemnify and hold harmless Holder, and will pay to Holder the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by ONVC in this Agreement or in any ONVC Document, whether such breach is as of the date hereof or as of the date of Closing as if made on the date of Closing; or (b) any action or omission by, or any product shipped or manufactured by, or any services provided by, LFI after the date of Closing.

6.4      PROCEDURE FOR INDEMNIFICATION

         The party or parties making a claim for indemnification under this
Article 6 shall be, for the purposes of this Agreement, referred to as the "Indemnified Party" and the party or parties against whom such claims are asserted under this Article 6 shall be, for the purposes of this Agreement, referred to as the "Indemnifying Party." All claims by any Indemnified Party under this Article 6 shall be asserted and resolved as follows:

(a) In the event that (i) any action, proceeding, investigation, litigation or suit (each, a "Proceeding") is asserted or instituted by any person other than the parties to this Agreement that could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such Proceeding, a "Third Party Claim") or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement that does not involve a Third Party Claim (such claim, a "Direct Claim"), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice briefly specifying the nature of such Third Party Claim or Direct Claim and the amount or estimated amount thereof, which amount or estimated amount shall not be conclusive of the final amount, if any, of such Third Party Claim or Direct Claim (a "Claim Notice").

(b) In the event of a Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such Third Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided, however, that such counsel must be reasonably acceptable to the Indemnified Party. Notwithstanding an Indemnifying Party's election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to retain separate counsel to conduct the defense of such Third Party Claim, and only in the case of clauses (i) and (iv) below (but not clauses (ii) and (iii) below) the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the Third Party Claim seeks an injunction or other equitable relief that would be binding on the Indemnified Party, (iii) an adverse determination with respect to the Third Party Claim could reasonably be expected to establish a material adverse precedent or
         (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If and to the extent reasonably requested by the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in

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
         contesting any Third Party Claim that the Indemnifying Party defends or, if appropriate and related to the Third Party Claim, in making any counterclaim against the person asserting the Third Party Claim, or any cross complaint against any person. No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. In the event that any Indemnified Party or Indemnifying Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim in violation of the preceding sentence, then such violating party shall pay and indemnify fully, hold harmless, and defend the other party against any incremental Damages under this Article 6 caused by or arising from such settlement, compromise or consent to the entry of judgment without the prior written consent of the other party.

(c) In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within 45 days following receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim.

(d) From and after the delivery of a Claim Notice relating to a Third Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives reasonable access to the books, records, personnel and properties of such Indemnified Party to the extent reasonably related to the matters to which the Third Party Claim relates. All such access shall be granted during normal business hours and shall be granted under conditions that will not interfere with the business and operations of such Indemnified Party. The Indemnifying Party shall not, and shall require its representatives to not, use (except in connection with such Third Party Claim) or disclose to any third party other than the Indemnifying Party's representatives (except as may be required by applicable law) any information obtained pursuant to this Section 6.4(d).

6.5      RIGHT OF SET-OFF

         Upon written notice to Holder specifying in reasonable detail the basis for amounts to which ONVC may be entitled under this Article 6, either ONVC or Holder may, within 15 days of such written notice, set off such amounts to which ONVC may be entitled under this Article 6, against amounts otherwise due and payable hereunder or under the Note, all in satisfaction and payment thereof to the extent set off hereunder. The exercise of such right of set-off by ONVC in good faith, whether or not ultimately determined to be justified, will not constitute an event of default hereunder or under any ONVC Document. Neither the exercise of nor the failure to exercise such right of set-off or to give a notice of any claim hereunder will constitute an election of remedies or limit ONVC in any manner in the enforcement of any other remedies that may be available to it. In the event of a dispute regarding any setoff, ONVC may withhold payments otherwise due and payable hereunder or under the Note until such dispute is resolved and such withholding shall not constitute an event of default hereunder or under any ONVC Document.

6.6      LIMITATIONS ON INDEMNITY OBLIGATIONS

         (a) Neither Holder nor ONVC, respectively, shall have any liability (for indemnification or otherwise) to the Indemnified Persons with respect to any matters described in this Article 6 until the total amount of Damages attributable to Holder or ONVC, respectively, with respect to such matters exceeds $10,000 (the "Deductible"), and then only for the amount by which such Damages exceed the Deductible.

         (b) The maximum aggregate amount of Damages that Holder or ONVC, respectively, shall be obligated to pay to the Indemnified Persons under this
Article 6 shall be limited to an amount equal to the value of the Consideration.

6.7      SOLE REMEDY

         Upon and after the Closing, the provisions of this Article 6 represent the sole and exclusive remedy available to any party to this Agreement for any misstatement or omission by any other party relating to any representation or warranty contained herein or for any breach by any other party of any representation, warranty, covenant or agreement contained herein and, except with respect to fraudulent acts, each party hereby unconditionally waives any other rights that it may have at law or in equity for any misstatement or omission by any other party from any representation or warranty contained herein, or any breach by any other party of any representation, warranty, covenant or agreement contained herein.

                             7. GENERAL PROVISIONS

7.1      EXPENSES

         Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and these transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

7.2      PUBLIC ANNOUNCEMENTS

         Any public announcement or similar publicity with respect to this Agreement or the contemplated transactions will be issued, if at all, at such time and in such manner as ONVC determines. Unless consented to by ONVC in advance, prior to the Closing Holder shall, and shall cause LFI to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person or entity except as required by law or to Holder's and LFI's advisors which have like wise agreed to be bound by confidentiality terms of this Agreement. Holder and ONVC will consult with each other concerning the means by which LFI's employees, customers, and suppliers and others having dealings with LFI will be informed of these contemplated transactions, and ONVC will have the right to be present for any such communication.

7.3      CONFIDENTIALITY

         ONVC and each of Holder and LFI will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of each to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or these transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of these transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal

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
proceedings. If these transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

7.4      MISCELLANEOUS

         All notices and communications hereunder will be deemed given upon receipt by personal delivery, overnight courier, fax or e-mail or upon the 3rd day following mailing by registered or certified mail, return receipt requested, and either delivered or addressed to the addresses set forth herein. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements, written or verbal, between the parties. This Agreement may be amended, supplemented, modified or discharged only in writing executed by all parties. This Agreement may not be assigned by either party. Any dispute hereunder shall be resolved by arbitration and all parties waive any right to a trial by jury in connection therewith. Each party agrees that remedies for any breach hereof include damages, specific performance, injunctive relief and other equitable remedies, that no bond shall be required in connection therewith and that the prevailing party shall be entitled to recover attorney's fees and costs. This Agreement will be governed by the laws of the State of Florida and venue and jurisdiction will lie only in Broward County, Florida.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

ONVC: ONLINE VACATION CENTER HOLDINGS CORP.        LFI: LA FERN, INC. D/B/A/ LEISURE LINK INTERNATIONAL



By: /s/ Edward B. Rudner                           By: /s/ Lawrence Fishkin
---------------------------------------            ----------------------------------------
Name, Title: Edward B. Rudner, President           Name, Title: Lawrence Fishkin, President


Address: 1801 NW 66th Avenue, Suite 102            Address: 5881 Northwest 151st Street, Suite 125
         Plantation, Florida 33313                          Miami Lakes, Florida 33014


                                                   HOLDER: LAWRENCE FISHKIN



                                                   By: /s/ Lawrence Fishkin
                                                   ---------------------------------
                                                   Name, Title: Lawrence Fishkin


                                                   Address: 5881 Northwest 151st Street, Suite 125
                                                            Miami Lakes, Florida 33014






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